Micron Investments Pty Ltd.
3 Kasteel Street P.O. Box 40330
Ausspannplatz
Windhoek, Khomas Region
Namibia

June 8, 2015

Charles C. Bream III
President & CEO
Next Graphite, Inc.
318 N Carson St.
Carson City, NV 89701
United States

LETTER AGREEMENT

Re: Joint Venture Agreement between Micron Investments Pty. Ltd. and jointly Next Graphite Inc. and Gazania Pty Ltd. on the Aukum Property, Namibia

This legally-binding letter serves to confirm the terms of the Joint Venture Agreement ("JVA") between Micron Investments Pty. Ltd. ("Micron", its successors or assignees or the "Farmee") and jointly Next Graphite Inc. ("Next") and Gazania 242 Pty Ltd. ("Gazania"), (Next and Gazania collectively, the "Farmor", or the "Junior Partner" post Farm-in) on the Aukum Property, Namibia, EPL 3895 ("Aukum" or the "Property").

As background, Micron and Next together with Gazania (the "Parties") understand the following:

- Next owns 90% of the shares of Gazania.
- Gazania holds free and clear title to a 100% interest in each of the mining and mineral rights on the Aukum Property (the "License"), such property containing graphite, including approximately 140,000 tonnes of graphite in pilings.
- Micron represents that it has the expertise, project management engineering skills, and financial assistance required to Mine, Process, and bring to Market the graphite and potentially other commodities at Aukum and further explore the Property (the "Project").
- The Parties will hereby undertake to execute a Farm-out Agreement and a Joint Operator's Agreement ("JOA") in substantially the form attached herein.
- It is envisaged that Micron will enter into an agreement with a public company that will in turn, assume the obligations of Micron hereunder. Micron will inform Next once it is ready to do so.

Now therefore, the Parties agree to enter into a Joint Venture Agreement on the following terms:

1. Farm-Out
    a. Micron will earn through milestone accomplishments as detailed in the JOA and Farm-Out agreements, a direct 63% interest in the License in exchange for contributing up to USD $1.1 million in cash towards developing the Project.
    b. Post Farm-Out, for the first five months, Micron will be wholly responsible for funding all operations and raising the operating capital needed to run operations at Aukum and all plant-related activities and expenditures. Profits will be shared according to respective ownership.).
    c. Thereafter, each Party will contribute funding proportionately to their respective 70%-30% holdings (the Namibian local 10% partner's interest receiving a free carry).

2. Farm-Out Period
    a. The Farm-Out Period shall commence upon execution of this Letter Agreement and Micron will have earned in its full 63% of the License and the Project upon completion of (i) investing the Farm-Out Amount of $1.1 million in cash; or (ii) the completion of the Plant and Infrastructure set up; and (iii) government authorization to begin commercial operations.
    b. Namibia mining legislation will require both companies to submit applications for mining and a mining permit, and at time of submission both companies will be responsible for their contribution in proving to the government that they are capable of running a mining operation in Namibia. Both companies will share this responsibility and be in good standing to complete the process.
    c. In an event where by Next needs additional capital to cover its day to day costs and cover past debt obligations, Micron will have first right of refusal on placing the funds required by Next, in return for a loan or additional equity in the license, on terms as may be agreed upon.

3. Cash Consideration to Next (in addition to the Farm-Out amount)
    a. Upon execution of this Letter Agreement, Micron will wire within three business days, $25,000 to Next, subject to the License being renewed.
    b. Upon the execution of the Farm-Out Agreement, Micron will pay to Next $40,000, under the same payment terms. This Farm-Out Agreement will be signed within 30 days of the execution of this Letter Agreement but no later than the 10th of July 2015.
    c. Upon each three (3) month anniversary of the execution of the Farm-out Agreement, Micron will pay to Next $25,000 under the same payment terms; such payments to cease upon conclusion of the Farm-Out Period, but Next will receive a minimum of a total of $180,000, over the length of the Farm-Out period including the initial two payments upon the executions of this Letter Agreement and the Farm-Out agreement outlined

in 3a and 3b.

d. Micron will also invest $25,000 on the Adits, within 20 Days of the executed JVA. This funding is separate from the Cash Consideration to Next and will be creditable against the $1.1M Farm-Out Amount.

4. Farm-Out Agreement Contract
   a. The Parties hereby agree that Micron shall be the exclusive manager of the Project and shall have oversight and primary decision-making authority during the Farm-Out Period, the detailed terms of which shall be fully documented in the Farm-Out Agreement. Next will have decision-making input as a Junior Partner and full observation of the work being carried out on the property at its own expense. Once a month the two parties will participate in teleconference calls to map out progress on the property. Next will have full visitation rights and may have an on the ground representative present at all times during the course of the Farm-Out period, at its own expense.
   b. Post Farm-Out decision-making will be governed by a board of directors of three (3), two (2) nominated by Micron, one (1) nominated by Next.
   c. Post the Farm-Out Period, Micron shall continue as exclusive manager of the Project, however it shall have the obligation to present to the Junior Partner the upcoming annual plan sixty days in advance of implementation. Micron shall in good faith take into account the input from the Farmor.
   d. The Scope of work during the Farm-Out period shall include Design, Engineering, Procurement, Build of Plant and Infrastructure, associated Hiring, and other matters as required to ready the Property for Commercialization. The detailed terms shall be fully documented in the Joint Operations Agreement, a draft of which will be circulated and broadly agreed by the Parties.
   e. The Scope of Work post Farm-Out shall include Mining, Processing, Marketing, Project Management and other matters as required for any remaining readying for and Commercialization.
   f. Consideration: Micron shall fulfill the scope of its obligations under the Farm-Out Agreement and JOA for consideration as outlined in the Initial Funding Program as set out in Appendix A.
   g. Subcontract: Micron shall have the right to sub-contract all or part of the work under its obligations under the Farm-Out Agreement and the JOA to advance the Project with the written consent of Next, which shall not be unreasonably withheld or denied.

5. Funding

a. Micron will bear the first $1.1 million costs in cash (the "Initial Funding" or "Farm-Out Amount") as defined in Paragraphs 1 and 2 to advance the commercialization of the project, as ultimately documented in the Farm-Out Agreement.
    i. The Farm-Out amount shall include all categories of costs included in the Scope of the Farm-Out and as ultimately documented in the Farm-Out Agreement. The Farm-Out Amount will not include origination fees paid consultants in the formation of this joint venture nor overhead or SG&A of Micron or its successors or assignees.
    ii. The Farm-Out amount shall exclude public company costs and OSC regulatory compliance costs such as 43-101 related expenses.
    iii. All fees paid by Micron or its successors or assignees to third parties related to obligations under the Farm-Out Agreement and JOA will be fully disclosed to Next.

b. Post the Farm-Out and after 5 months of commercial operations, the Parties shall bear all expenses with respect to the Property in proportion to their ownership interests, as detailed in Paragraph 1 herein and ultimately documented in the Joint Operations Agreement. In the event a Party cannot or choses to not contribute, ownership shall be adjusted in accordance with the Dilution Formula as mutually agreed to.

c. In the event Micron is not able to meet its scheduled funding obligations hereunder for market conditions or other reasons, the parties will work in good faith to develop a reasonable funding schedule which delays funding obligations not more than six months.

6. Profit Sharing
    a. Next will be paid the net proceeds of its respective ownership within 30 days of the end of each calendar Quarter. It will be responsible for reconciling the income it receives with Gazania.
    b. Next will be given full access to all financial and expenditure information used in arriving at net proceeds. Both parties must agree on the calculation methodology for determining "net proceeds" and document it in the JOA.

7. Farmer's Contract
    a. It is understood that Next is responsible for payment in full its monthly fee obligations to the Farmer who holds title to the surface rights on the Aukum Property. However, Farmer royalty payments will be shared in proportion to the ownership interests of Next and Micron or its successors.

8. Next 10% Option
    a. Three months after executing the Farm-Out agreement, Micron shall have the option to buy an incremental 10% of Next's remaining interest in the License for a cash payment of $185,000 or a 30-day trailing average of the Next stock price, whichever is more.

b. After execution of the Farm-Out agreement and in an event where Next needs additional working capital, Micron will honor any advance cash call on it by Next up to $185,000, in return for a loan with interest terms as may be agreed upon. Any such cash call will be credited against the $185,000 cash payment described in 8.a. above.

9. Micron Right of First Refusal
   a. Farmor hereby grants a right of first refusal to Micron in the event the Farmor choses to sell its interest in the License.

10. Representations and Warrantees of Next and Gazania
   a. Gazania and Next are current and in good corporate standing in all respects.
   b. Gazania holds free and unencumbered title to the Aukum Property surface and mining rights such title being in good standing with the Ministry of the Government of Namibia and such License includes the EPL 3895 License Renewal. Next holds clear and unencumbered title to 90% of the shares of Gazania.
   c. None of the assets of Next or Gazania have been or will be pledged to any lender, other financer or party and there is no outside interest, lien or other encumbrance on the Property, Project, or License.
   d. Each of Next and Gazania has the corporate authority and the undersigned is duly authorized to enter into this Letter Agreement.
   e. Other Representations and Warrantees will be included in the Farm-out and Joint Operations Agreements.

11. Representations and Warrantees of Micron
   a. Micron is incorporated under the Laws of Namibia and is current and in good standing in all respects.
   b. Micron has the corporate authority and the undersigned is duly authorized to enter into this Letter Agreement.

12. Registration with Ministry of Mines and Energy, Government of Namibia
   a. The Farmor will register this JVA and the Farmee's interest in Aukum herein with the Ministry of Mines and Energy of the Government of Namibia and provide formal Ministry receipt of registered interest.

13. Binding Nature
   a. This Letter Agreement is Binding on all Parties, their Successors and Assigns.

14. Announcement
   a. Next and Micron shall announce this Letter Agreement in a mutually agreed to press release within 5 business days of execution.

15. Timing

a. The Parties agree to work in good faith to finalize and execute the follow-on Farm-Out agreement within 30 days of the execution of this Letter Agreement. In the event that Next does not execute the Farm-Out Agreement within a reasonable period, all payments made by Micron to Next will be repayable to Micron within 60 days.

16. Conditions:
    a. No breach of Representations and Warrantees. The Parties have provided satisfactory evidence that the Representations and Warrantees are true in all material respects.

17. Other Matters:
    a. Confidentiality - Except for the Press Release, the Parties agree to keep the contents of the JVA discussions strictly confidential except as necessary to pursue the various required financings, so long as potential counter-parties execute an appropriate Non-Disclosure Agreement.
    b. Currency. All currency herein is in US$.
    c. Law - This Letter Agreement will be governed in accordance with the Laws of the Province of Ontario.
    d. Access – Next and Micron and its successors agree to provide access to books, records, financials, etc. as required by the other party.
    e. Expenses – Each Party shall bear its own expenses.
    f. Termination – this Letter Agreement shall expire if not fully executed by June 8, 2015.

If you are in agreement with the foregoing, please sign and return one copy of this letter agreement, which thereupon will constitute our agreement with respect to its subject matter.

REST OF PAGE LEFT INTENTIONALLY BLANK

Yours truly,

MICRON INVESTMENTS PTY LTD.

Per: ______________________
Name: Roger Moss
Title: CEO

Duly executed and agreed on

June 8, 2015

NEXT GRAPHITE, INC.

Per: Charles Clifford Bream III
Name: Charles C. Bream III
Title: President & CEO

Duly executed and agreed on

June 8, 2015

GAZANIA PTY LTD.

Per: ______________________
Name: Michael J. Doron
Title: Chairman

Duly executed and agreed on

June 8, 2015